Exhibit 4.20

EXECUTION VERSION

AMENDMENT NO. 1 TO MARGIN LOAN AGREEMENT

This AMENDMENT NO. 1 TO MARGIN LOAN AGREEMENT (this “Amendment”) is made as of December 18, 2013 by and among the parties to the Margin Loan Agreement dated as of December 21, 2012 (as heretofore amended or modified, the “Margin Loan Agreement”) among Teekay Finance Limited, a Bermuda exempted company ( “Borrower”), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, “Administrative Agent”), and Teekay Corporation, a corporation organized under the laws of the Republic of the Marshall Islands, as guarantor under the related guarantee agreement (“Guarantor”).

RECITALS:

WHEREAS, Borrower wishes that the Commitments of the Lenders under the Margin Loan Agreement increase by an aggregate amount of $100,000,000.

WHEREAS, each financial institution identified on the signature pages hereto as a “Lender” has agreed severally, on the terms and conditions set forth herein and in the Margin Loan Agreement, to provide such incremental Commitments.

The parties hereto therefore agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Margin Loan Agreement has the meaning assigned to such term in the Margin Loan Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Margin Loan Agreement shall, after this Amendment becomes effective, refer to the Margin Loan Agreement as amended hereby. For the avoidance of doubt, after the Amendment No. 1 Effective Date (as defined below), any references to “date hereof,” or “date of this Agreement,” in the Margin Loan Agreement, shall continue to refer to December 21, 2012.

SECTION 2. Amendments to Margin Loan Agreement. Effective on and as of the Amendment No. 1 Effective Date:

(a)	Section 1.01 of the Margin Loan Agreement is hereby amended by

(i)	deleting the definition of “Commitment Fee Rate” in its entirety,

(ii)	amending and restating the definitions of the following terms to read as follows:

“Adjusted Initial Basket” means, as of the Amendment No. 1 Effective Date, a number of TGP Shares and TOO Shares equal to the Initial Basket (after giving effect to Amendment No. 1), which number shall from time to time be (x) reduced by the number of TGP Shares or TOO Shares, as the case may be, released pursuant to Section 2.10(b) or Section 2.10(c) and (y) increased by the number of any additional TGP Shares or TOO Shares, as the case may be, pledged by Borrower pursuant to Section 2.10(c) that constitute Eligible Collateral; provided that neither the number of TGP Shares nor the number of TOO Shares in the Adjusted Initial Basket may be so increased to exceed the number of TGP Shares or TOO Shares, respectively, in the Initial Basket (after giving effect to Amendment No. 1).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances hereunder, as reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.09. The amount of each Lender’s Commitment is such Lender’s Original Commitment plus such Lender’s Incremental Commitment, or is the amount set forth opposite such Lender’s name on the signature page in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Initial Basket” means (a) as of any date prior to the Amendment No. 1 Effective Date, the number of TGP Shares and the number of TOO Shares constituting Eligible Collateral immediately prior to the first Borrowing hereunder and (b) as of any date from and after the Amendment No. 1 Effective Date, the number of TGP Shares and the number of TOO Shares constituting Eligible Collateral on the Amendment No. 1 Effective Date after giving effect to the additional pledge referred to in Section 4(b) of Amendment No. 1.

“Initial Share Collateral Value” means (a) as of any date prior to the Amendment No. 1 Effective Date, the Share Collateral Value as of December 21, 2012 and (b) as of any date from and after the Amendment No. 1 Effective Date, the Share Collateral Value as of the Amendment No. 1 Effective Date after giving effect to the additional pledge referred to in Section 4(b) of Amendment No. 1.

and

(iii)	inserting the following terms in the appropriate alphabetical order:

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of December 18, 2013 among Borrower, the Lenders party thereto, Administrative Agent and Guarantor.

“Amendment No. 1 Effective Date” has the meaning specified in Amendment No. 1.

“Amendment No. 1 Structuring Fee” has the meaning specified in Schedule 1.01(b).

“Incremental Commitment” means, with respect to any Lender, the amount set forth opposite such Lender’s name on its signature page to Amendment No. 1.

“Incremental Commitment Fee Rate” has the meaning specified in Schedule 1.01(b).

“Original Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the signature page hereof as executed on December 21, 2012.

“Original Commitment Fee Rate” has the meaning specified in Schedule 1.01(b).

(b) Section 2.08(a) is hereby amended by (i) inserting “(i)” at the beginning thereof and (ii) inserting the following after the word “invoiced” and before the period in the first sentence thereof:

, (ii) on January 6, 2014, Borrower shall pay to Administrative Agent for the account of each Lender the Amendment No. 1 Structuring Fee and (iii) on the Amendment No. 1 Effective Date, shall pay the Lender Expenses as directed by Administrative Agent; provided that any Lender Expenses not invoiced prior to the Amendment No. 1 Effective Date shall be due and payable three Business Days following the date they are invoiced

(c) Section 2.08(b) is hereby amended and restated in its entirety to read as follows:

(b) Borrower shall pay to Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) (i) on the average daily undrawn portion of the Original Commitment for such Lender during the Commitment Fee Period at a rate equal to the Original Commitment Fee Rate, calculated on the basis of the actual days elapsed and a year of 360 days and payable in arrears on each day the interest is due (or would be due if Borrowings were outstanding) pursuant to Section 2.07 and (ii) on the average daily undrawn portion of the Incremental Commitment for such Lender during the Commitment Fee Period at a rate equal to the Incremental Commitment Fee Rate, calculated on the basis of the actual days elapsed and a year of 360 days and payable in arrears on each day the interest is due (or would be due if Borrowings were outstanding) pursuant to Section 2.07. For purposes of determining whether undrawn Commitments at any time are attributable to the Original Commitments or the Incremental Commitments, it shall be assumed that all Original Commitments are fully drawn before any Incremental Commitments are drawn. The Commitment Fee shall accrue at all times during the Commitment Fee Period (but not, for the avoidance of doubt, during any Commitment Unavailability Period), including at any time during which one or more of the conditions in Article 4 is not met. Administrative Agent shall notify Borrower no later than the third Business Day prior to any date on which the accrued Commitment Fee is payable of the amount of such Commitment Fee due on such payment date; provided that if Administrative Agent gives Borrower such notice after such deadline, such accrued Commitment Fee shall be due and payable on the third Business Day following the date Administrative Agent delivers such notice.

(d) Schedule 1.01(b) to the Margin Loan Agreement is hereby amended by (i) deleting the definition of “Commitment Fee Rate” in its entirety and (ii) inserting the following terms in the appropriate alphabetical order:

“Amendment No. 1 Structuring Fee” means a fee payable on January 6, 2014 by Borrower to Administrative Agent for the account of each Lender, as consideration for the agreements of the Lenders under Amendment No. 1, equal to 0.90% of the total Incremental Commitments of such Lender.

“Incremental Commitment Fee Rate” means 1.25% per annum; provided that if the average daily aggregate principal amount of all Advances outstanding hereunder over the period from the Amendment No. 1 Effective Date to the first anniversary of the Amendment No. 1 Effective Date is equal to or greater than $50,000,000, then (i) the Incremental Commitment Fee Rate shall be 0.75% per annum and (ii) not later than 3:00 p.m. on the third Business Day following such first anniversary, each Lender shall pay by wire transfer of immediately available funds to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders an amount equal to such Lender’s Excess Incremental Commitment Fee Amount, and Administrative Agent will make all funds so received available to Borrower by crediting the amounts so received, in like funds as received by Administrative Agent, to the Funding Account. “Excess Incremental Commitment Fee Amount” means, with respect to any Lender, the excess of (x) the aggregate amount of Commitment Fee actually paid to such Lender (or to Administrative Agent for the account of such Lender) prior to the first anniversary of the Amendment No. 1 Effective Date over (y) the amount of Commitment Fee that would have been paid to such Lender (or to Administrative Agent for the account of such Lender) prior to such first anniversary if the Incremental Commitment Fee Rate had been 0.75% per annum at all times from the Amendment No. 1 Effective Date, as determined by the Calculation Agent.

“Original Commitment Fee Rate” means 0.75% per annum.

SECTION 3. Representations of Borrower and Guarantor.

(a) Borrower represents and warrants that:

(i) each of the representations and warranties made by Borrower in or pursuant to the Margin Loan Documents is true and correct in all material respects on and as of the Amendment No. 1 Effective Date after giving effect hereto as if made on and as of such date (except to the extent such representations and warranties are specifically made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date);

(ii) no Default or Event of Default has occurred and is continuing on and as of the Amendment No. 1 Effective Date after giving effect hereto;

(iii) the execution, delivery and performance of this Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate and, if required, shareholder action. This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(iv) the execution, delivery and performance of this Amendment (1) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to register and/or perfect Liens created pursuant to the Margin Loan Documents, (2) will not violate any Law applicable to Borrower, (3) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower, and (4) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Margin Loan Documents.

(b) Guarantor represents and warrants that:

(i) each of the representations and warranties made by Guarantor in or pursuant to the Margin Loan Documents is true and correct in all material respects on and as of the Amendment No. 1 Effective Date after giving effect hereto as if made on and as of such date (except to the extent such representations and warranties are specifically made as of an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date);

(ii) Guarantor has the capacity and has taken all action, and no consent of any Person is required, for it to execute and comply with its obligations under this Amendment;

(iii) this Amendment constitutes Guarantor’s legal, valid and binding obligations enforceable against Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally; and

(iv) the execution by Guarantor of this Amendment and its compliance with this Amendment will not involve or lead to a contravention of:

(A) any law or regulation;

(B) the constitutional documents of Guarantor; or

(C) any contractual or other obligation or restriction which is binding on Guarantor or any of its assets.

SECTION 4. Conditions to the Amendment No. 1 Effective Date. This Amendment shall become effective as of December 18, 2013 (the “Amendment No. 1 Effective Date”) so long as each of the following conditions shall have been satisfied on or prior to such date:

(a) Administrative Agent shall have received each of the following documents, duly executed, each dated on or prior to the Amendment No. 1 Effective Date, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i) duly executed counterparts of this Amendment;

(ii) (x) certificate of Borrower, dated on or prior to the Amendment No. 1 Effective Date and executed by any Director, Officer or the Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment and (B) contain appropriate attachments, including the Organization Documents of Borrower (which shall be substantially in the form of Exhibit K to the Margin Loan Agreement), certified by the relevant authority of the jurisdiction of organization of Borrower, and a Certificate of Compliance for Borrower, from its jurisdiction of organization; and (y) incumbency certificate, which shall identify by name and title and bear the signatures of the Responsible Officers authorized to sign this Amendment;

(iii) a solvency certificate from a Responsible Officer for Borrower in form and substance substantially similar to the solvency certificate delivered in connection with the Closing Date;

(iv) legal opinion of Latham & Watkins LLP, special New York counsel to Borrower; and legal opinion of Alexanders, Bermuda counsel to Borrower; each in form and substance substantially similar to those delivered in connection with the Closing Date (but with respect to this Amendment);

(v) for Borrower, the results of a recent lien search in Borrower’s jurisdiction of organization and, if different, Borrower’s “location” (determined as provided in UCC Section 9-307) and each of the jurisdictions where assets of Borrower are located, and such search shall reveal no liens on any of the assets of Borrower except for liens permitted by Section 6.02 of the Margin Loan Agreement.

(vi) the most recent account statements of Borrower with respect to each asset owned by Borrower, to the extent any such account statements have been prepared, and a certificate of a Responsible Officer, dated as of the Amendment No. 1 Effective Date, (1) certifying that the aforementioned account statements, if any, are true, correct and complete and (2) containing a list of all Indebtedness, tax liabilities and/or commitments of Borrower, a description of the material terms of each item on such list (including the amount of any liability thereunder, whether contingent, direct or otherwise, the due date for each such liability, the total unfunded commitment, if any, and the rate of interest, if any, applicable thereto) and a certification that such list is true, correct and complete and that Borrower has no other Indebtedness, tax liabilities or commitments other than those set forth on such list (which shall be considered “Borrower Financial Statements” for purposes of the Margin Loan Agreement); and

(b) on or prior to the Amendment No. 1 Effective Date, Borrower shall have pledged an additional 2,250,000 TGP Shares and an additional 750,000 TOO Shares by depositing such additional Shares into the Collateral Account pursuant to Section 2.10(c) of the Margin Loan Agreement, for a total of 13,500,000 TGP Shares and a total of 12,000,000 TOO Shares in the Collateral Account as of the Amendment No. 1 Effective Date;

(c) the representations and warranties set forth in Section 3 above shall be true and correct on and as of the Amendment No. 1 Effective Date after giving effect hereto;

(d) no Default or Event of Default shall have occurred and be continuing on the Amendment No. 1 Effective Date; and

(e) all documented fees required to be paid under the Margin Loan Documents on or before the Amendment No. 1 Effective Date, including the Lender Expenses invoiced prior to the Amendment No. 1 Effective Date, shall have been paid.

SECTION 5. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

SECTION 6. Confirmation of Guarantees and Security Interests. By signing this Amendment each of Borrower and Guarantor hereby confirms that the obligations of Borrower and Guarantor under the Margin Loan Agreement as modified or supplemented hereby and the other Margin Loan Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guarantee Agreement, the Security Agreement and the other Margin Loan Documents, (ii) constitute “Obligations”, “Secured Obligations” and “Guaranteed Obligations” or other similar term for purposes of the Margin Loan Agreement, the Security Agreement and all other Margin Loan Documents, (iii) notwithstanding the effectiveness of the terms hereof, the Guarantee Agreement, the Security Agreement and the other Margin Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects (giving effect to the amendments set forth herein). Each Obligor ratifies and confirms that all Liens granted, conveyed, or assigned to Collateral Agent by such Person pursuant to any Margin Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations as modified hereby.

SECTION 7. Margin Loan Agreement Governs. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or Administrative Agent under the Margin Loan Agreement or any other Margin Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Margin Loan Agreement or any other Margin Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Margin Loan Agreement or any other Margin Loan Document in similar or different circumstances.

SECTION 8. Miscellaneous. This Amendment shall constitute a Margin Loan Document for all purposes of the Margin Loan Agreement and the other Margin Loan Documents. The provisions of this Amendment are deemed incorporated into the Margin Loan Agreement as if fully set forth therein. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

Borrower:

TEEKAY FINANCE LIMITED, as Borrower

By:	/s/ Mark Cave
Name: Mark Cave
Title: President & Secretary

Guarantor:

TEEKAY CORPORATION, as Guarantor

By:	/s/ Vincent Lok
Name: Vincent Lok
Title: Executive Vice President & Chief Financial Officer

Signature Page to Amendment No. 1 to Margin Loan Agreement

CITIBANK, N.A., as Administrative Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

Signature Page to Amendment No. 1 to Margin Loan Agreement

Incremental Commitment: $50,000,000	CITIBANK, N.A., as a Lender

	By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

Signature Page to Amendment No. 1 to Margin Loan Agreement

Incremental Commitment: $50,000,000	J.P. MORGAN SECURITIES LLC, as agent for JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

	By:	/s/ Jason Shrednick
Name: Jason Shrednick
Title: Authorized Signatory

Signature Page to Amendment No. 1 to Margin Loan Agreement